EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Stock Options Granted Pursuant to Inducement Grant Nonqualified Stock Option Agreement between Orthofix International N.V. and Robert S. Vaters, the Company's Executive Vice President and Chief Financial Officer, of our reports dated February 27, 2008, with respect to the consolidated financial statements and schedules of Orthofix International N.V. included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of Orthofix International N.V., filed with the Securities and Exchange Commission.

/s/ Earnst & Young LLP
Boston, Massachusetts
November 13, 2008